                                  EXHIBIT 99.1


                              FOR IMMEDIATE RELEASE

November 6, 2000

Contact:   John Breed
           (713) 209-8835


           COOPER INDUSTRIES ACQUIRES UK MANUFACTURER WILLSHER & QUICK
              Purchase adds to Cooper's leading telecommunications
                      and electronic enclosures offerings

HOUSTON, TX, Nov. 6 -- Cooper Industries, Inc. (NYSE:CBE) today announced that it has acquired Willsher & Quick, a privately held manufacturer of standard and custom enclosures for electronic system components such as computers, servers and data networks. Willsher & Quick's major markets include the telecommunications, data storage and Internet services industries. Headquartered in Highbridge, Somerset, England, Willsher & Quick has annual sales of approximately $19 million. Willsher & Quick will become a part of Cooper's B-Line division.
         "Our second-quarter addition of B-Line provided Cooper a solid position in the electrical and electronic enclosures market and an excellent platform for enhanced core growth and for complementary acquisitions," said H. John Riley, Jr., chairman, president and chief executive officer, Cooper Industries. "Our strategy is to expand this high-growth business worldwide and Willsher & Quick is an excellent step in realizing that goal. Willsher & Quick's well-established market channels dramatically expand Cooper's selling opportunities in Europe. At the same time, Willsher & Quick's proprietary products and designs further strengthen Cooper's existing enclosure lines."
         Acquired for approximately $11 million, Willsher & Quick is expected to contribute to Cooper's earnings beginning in 2001. Further information is available on a Form 8-K that will be filed today with the SEC.

                                    - more -

COOPER INDUSTRIES, INC.                                                   PAGE 2


         The Cooper B-Line division of Cooper Industries manufactures and markets support systems and enclosures used in the installation and retrofitting of electrical, mechanical and telecommunications applications. Headquartered in Highland, Illinois, USA, Cooper B-Line has eight manufacturing facilities in the United States and approximately 1,700 employees.
         Cooper Industries, with 1999 revenues of $3.9 billion, is a worldwide manufacturer of electrical products, tools and hardware. Cooper Industries is headquartered in Houston, Texas, and employs more than 34,000 people at over 100 locations around the world. Additional information about Cooper is available on the Company's Internet site: www.cooperindustries.com.
         Statements in this news release are forward-looking under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including the timing of integrating the acquired company into Cooper's electrical products segment, the level of market demand for the Company's products, competitive pressures and future economic conditions. These factors are discussed in the Company's 1999 Annual Report on Form 10-K and other Securities and Exchange Commission filings.

                                      # # #